Exhibit 5




                                                             March 30, 2000


Lincoln Benefit Life Company
Lincoln Benefit Life Centre
Lincoln, Nebraska  68501-0469

RE:      Lincoln Benefit Life Company
         Registration Statement on Form S-3 (File No. 333-88045)

Dear Sirs,

This opinion is furnished in c onnection with the filing of a Registration Statement on Form S-3 ("Registration Statement") by Lincoln Benefit Life Company ("Lincoln Benefit") for market value adjusted interests under Individual Variable Deferred Annuity Contracts ("Contracts"). The Registration Statement covers a proposed maximum aggregate offering price of $25,000,000.00. The Contracts are designed to provide annuity benefits and are to be offered in the manner describe in the Prospectus which is included in the Registration Statement.

The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of Lincoln Benefit and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

1. Lincoln Benefit is a corporation duly organized and validly existing under the laws of the State of Nebraska.
2. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued a nd binding obligations of Lincoln Benefit in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Yours truly,

                                                  /s/ Carol S. Watson

                                                  Carol S. Watson
                                                  Senior Vice President, General
                                                     Counsel and Secretary